Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Ellington Financial Inc. of our report dated March 3, 2023, relating to the consolidated financial statements and schedule of Great Ajax Corp. and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

July 18, 2023